Exhibit 10.1

RETENTION BONUS AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into this 14th day of September, 2012 (the “Effective Date”), by and among Interline Brands, Inc., a New Jersey corporation (the “Company”), Interline Brands, Inc., a Delaware corporation (“Parent”) and Kenneth D. Sweder (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated April 30, 2007, as amended on each of October 20, 2008 and December 31, 2008 (the “Employment Agreement”);

WHEREAS, Parent and the Executive are parties to a Change in Control Severance Agreement dated April 30, 2007, as amended on October 20, 2008 (the “Change in Control Agreement”);

WHEREAS, Parent was recently acquired in a merger pursuant to that certain Agreement and Plan of Merger, dated as of May 29, 2012 (the “Merger Agreement”), by and among Isabelle Holding Company, LLC (“Isabelle”), Isabelle Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Isabelle (“Merger Sub”) and Parent; and

WHEREAS, the Executive is a key employee and the Company desires to provide certain incentives to ensure the retention of the Executive as provided herein.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Retention Bonus Payments.

(a)           Subject to the Executive’s continued employment with the Company through the applicable payment date (each, a “Payment Date”) and the Executive’s agreeing to abide by the terms and conditions of the restrictive covenants in Sections 13 and 14 of the Employment Agreement and Section 8 of the Change in Control Agreement (collectively, the “Restrictive Covenants”), the Executive shall be entitled to a cash bonus in an aggregate amount of $575,000 (the “Retention Bonus”).  The Retention Bonus shall, subject to Section 1(c), be paid in six installments (each, an “Installment”) pursuant to the payment schedule set forth below (with payment amounts set forth in brackets beside the applicable payment date):

(i).         December 1, 2012 ($95,834)

(ii).        April 1, 2013 ($95,834)

(iii).       July 1, 2013 ($95,833)

(iv).       October 1, 2013 ($95,833)

(v).        January 1, 2014 ($95,833)

(vi).       April 1, 2014 ($95,833)

(b)           Notwithstanding the foregoing, upon the Executive’s termination of employment by the Company without Cause or by the Executive for Good Reason, or upon a termination due to the Executive’s death or Disability, in any such case prior to the applicable Payment Date, the Executive shall, subject to the Executive’s agreeing to abide by the Restrictive Covenants in accordance with their respective terms and conditions, be entitled to receive in a single lump sum all then-unpaid Installments in respect of the Retention Bonus within thirty (30) days following the date of such termination.  For purposes of this Agreement, “Good Reason,” “Cause” and “Disability” shall have their respective meanings provided in the Change in Control Agreement.

2.             Withholding.  The Company shall be entitled to withhold from any amounts payable hereunder to the Executive such amounts as shall be sufficient to satisfy all Federal, state and local withholding tax requirements relating thereto.

3.             Complete Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, oral or written, between the parties hereto with respect to the subject matter hereof (it being understood, for the avoidance of doubt, that the terms and conditions of the Employment Agreement and Change in Control Agreement, including the terms and conditions of the restrictive covenants in Sections 13 and 14 of the Employment Agreement and Sections 4 and 8 of the Change in Control Agreement, shall continue to survive according to their respective terms).

4.             Nonassignability.  No right granted to the Executive under this Agreement shall be assignable or transferable (whether by operation of law or otherwise and whether voluntarily or involuntarily).

5.             Right of Discharge Reserved.  Nothing in this Agreement shall confer upon the Executive any right to continue in employment with the Company or any of its subsidiaries or affiliates or affect any right that the Company or any of its subsidiaries or affiliates may have to terminate the employment of the Employee.

6.             Unfunded Arrangement.  The obligations under this Agreement shall be an unfunded and unsecured promise to pay.  The Executive shall have no rights under this Agreement other than those of a general unsecured creditor of the Company.

7.             Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company.

8.             Counterparts.  This Agreement may be executed by .pdf or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

9.             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of laws principles thereof.

10.           Section 409A.  It is intended that this Agreement shall comply with the provisions of Section 409A of the Code (collectively, “Section 409A”), or an exemption to Section 409A.  Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.  All payments to be made upon a termination of employment under this Agreement shall, to the extent necessary to avoid the imposition of penalty taxes on the Executive under Section 409A, only be made upon a “separation from service” under Section 409A.  Within the time period permitted by the applicable Treasury regulations (or such later time as may be permitted under Section 409A or any Internal Revenue Service or Department of Treasury rules or other guidance issued thereunder), Parent and the Company may, in consultation with the Executive, modify the Agreement in order to cause the provisions of the Agreement to comply with the requirements of Section 409A so as to avoid the imposition of penalty taxes on the Executive pursuant to Section 409A (to the extent economically more advantageous to the Executive than the imposition of any taxes and penalties).  Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of termination), (A) any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to the Executive under this Agreement during the six-month period following the Executive’s separation from service (as determined in accordance with Section 409A) on account of the Executive’s separation from service shall, to the extent necessary to avoid the imposition of penalty taxes on the Executive under Section 409A, be accumulated and paid to the Executive on the first business day of the seventh month following the Executive’s separation from service (the “Delayed Payment Date”).  If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or thirty (30) days after the date of the Executive’s death.  Despite any contrary provision of this Agreement, any references to termination of employment or the Executive’s date of termination shall, to the extent necessary to avoid the imposition of penalty taxes on the Executive under Section 409A, mean and refer to the date of his “separation from service,” as that term is defined in Section 409A and Treasury regulation Section 1.409A-1(h).

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

INTERLINE BRANDS, INC. (Delaware)

By:	/s/ Michael J. Grebe
	Name:	Michael J. Grebe
	Title:	Chairman and Chief Executive Officer

INTERLINE BRANDS, INC. (New Jersey)

By:	/s/ Michael J. Grebe
	Name:	Michael J. Grebe
	Title:	Chairman and Chief Executive Officer

EXECUTIVE

By:	/s/ Kenneth D. Sweder
Kenneth D. Sweder